Exhibit 10.21
Form of Employment Agreement between NBT Bancorp Inc. and David E. Raven made as of August 31, 2005.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") made and entered into as of this thirty first day of August 2005 by and between DAVID E. RAVEN ("Executive") and NBT BANCORP INC., a Delaware corporation having its principal office in Norwich, New York ("NBTB")

W I T N E S S E T H   T H A T :

WHEREAS, Executive is an executive vice president of NBTB and president and chief executive officer of Pennstar Bank, a Division of NBT Bank, National Association, a national banking association which is a wholly-owned subsidiary of NBTB ("NBT Bank");

WHEREAS, NBTB desires to secure the continued employment of Executive, subject to the provisions of this Agreement; and

WHEREAS, Executive is desirous of entering into the Agreement for such periods and upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agree-ments hereinafter set forth, intending to be legally bound, the parties agree as follows:

1.    Employment; Responsibilities and Duties.

(a)    NBTB and NBT Bank hereby agrees to employ Executive and to cause Pennstar Bank and any successor organization to Pennstar Bank to employ Executive, and Executive hereby agrees to serve as an executive vice president of NBTB and president and chief executive officer of Pennstar Bank, during the Term of Employment. Executive shall have such executive duties, responsibilities, and authority as shall be set forth in the bylaws of NBTB and NBT Bank or as may otherwise be determined by NBTB or NBT Bank. During the Term of Employment, Executive shall report directly to the chief executive officer of NBT Bank and dotted line to the Chairman of the Board of Pennstar Bank.

(b)    Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder. During the Term of Employ-ment, Executive shall not, without the prior written consent of the chief executive officer of NBT Bank, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than NBTB or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of section 4 hereof, (i) render services to charitable organizations, (ii) manage his personal invest-ments, and (iii) with the prior permis-sion of the chief executive officer of NBT Bank, hold such other director-ships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this section 1.

2.    Term of Employment.

(a)    The term of this Agreement ("Term of Employment") shall be the period com-mencing on the date of this Agreement (the "Commence-ment Date") and continuing until the Termination Date, which shall mean the earliest to occur of:

(i)    January 1, 2008 provided, however, that on January 1, 2006 and each January 1 thereafter, the Term of Employment shall automatically be extended by one additional year;

(ii)   the death of Executive;

(iii)          Executive's inability to perform his duties hereunder, as a result of physical or mental disability as reasonably determined by the personal physician of Executive, for a period of at least 180 consecutive days or for at least 180 days during any period of twelve consecutive months during the Term of Employment; or

(iv)   the discharge of Executive by NBTB "for cause," which shall mean one or more of the following:

(A)    any willful or gross misconduct by Executive with respect to the business and affairs of NBTB or Pennstar Bank, or with respect to any of its affiliates for which Executive is assigned material responsibilities or duties;

(B)    the conviction of Executive of a felony (after the earlier of the expiration of any applicable appeal period without perfection of an appeal by Executive or the denial of any appeal as to which no further appeal or review is available to Executive) whether or not committed in the course of his employment by NBTB;

(C)    Executive's willful neglect, failure, or refusal to carry out his duties hereunder in a reasonable manner (other than any such failure resulting from disability or death or from termination by Executive for Good Reason, as hereinafter defined) after a written demand for substantial performance is delivered to Executive that speci-fically identifies the manner in which NBTB believes that Executive has not substantially performed his duties and Executive has not resumed substantial performance of his duties on a continuous basis within thirty days of receiving such demand; or

(D)    the breach by Executive of any representa-tion or warranty in section 6(a) hereof or of any agreement contained in section 1, 4, 5, or 6(b) hereof, which breach is material and adverse to NBTB or any of its affiliates for which Executive is assigned material responsibili-ties or duties; or

(v)    Executive's resignation from his position as executive vice president of NBTB or as president and chief executive officer of Pennstar Bank other than for "Good Reason," as hereinafter defined; or

(vi)    the termination of Executive's employment by NBTB "without cause," which shall be for any reason other than those set forth in subsections (i), (ii), (iii), (iv), or (v) of this section 2(a), at any time, upon the thirtieth day following notice to Executive; or

(vii)    Executive's resignation for "Good Reason."

"Good Reason" shall mean, without Executive's express written consent, reassignment of Executive to a position other than executive vice president of NBTB or as president and chief executive officer of Pennstar Bank other than for "Cause," or a decrease in the amount or level of Executive's salary or benefits from the amount or level established in section 3 hereof.

(b)    In the event that the Term of Employment shall be terminated for any reason other than that set forth in section 2(a)(vi) or 2(a)(vii) hereof, Executive shall be entitled to receive, upon the occur-rence of any such event:

(i)    any salary (as hereinafter defined) payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date; and

(ii)    such rights as Executive shall have accrued as of the Termination Date under the terms of any plans or arrange-ments in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(h) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(d) hereof.

(c)    In the event that the Term of Employment shall be terminated for the reason set forth in section 2(a)(vi) or 2(a)(vii) hereof, Executive shall be entitled to receive:

(i)    any salary payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date, and, for the period commencing on the date immediately following the Termination Date and ending upon and including the latest of the third anniversary of the Commencement Date or the date to which the Term of Employment shall (as of the Termination Date) have automatically extended itself under section 2(a)(i) hereof, salary payable at the rate established pursuant to section 3(a)(i) hereof, in a manner consistent with the normal payroll practices of NBTB with respect to executive personnel as presently in effect or as they may be modified by NBTB from time to time;

(ii)    such rights as Executive may have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termina-tion Date payable pursuant to section 3(h) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(d) hereof; and

(iii)   if, within eighteen (18) months following the Termination Date, Executive should sell his principal residence in the Scranton Rand McNally Metropolitan Area as determined by Rand McNally & Company (the “Scranton RMA”) and relocate to a place outside of the Scranton RMA, (A) reimbursement for any shortfall between the net proceeds on the sale of his principal residence and the purchase price plus improvements including direct, necessary and reasonable transaction costs incurred in connection with such purchase, as determined by the finance division of NBTB, for such residence, and including direct, necessary and reasonable expenses, as determined by the finance division of NBTB, incurred to prepare the residence for sale, (B) reimbursement for direct, necessary and reasonable expenses, as determined by the finance division of NBTB, incurred in connection with the sale of such residence not already included as part of the reimbursement under (A) above, and (C) an amount necessary to pay all federal, state and local income taxes resulting from any reimbursement made pursuant to (A) and (B) (including any additional federal state and local income taxes resulting from the payment hereunder of such taxes), the intent being that Executive shall be paid an additional amount (the “Gross-Up”) such that the net amount retained by the Executive, after deduction of such federal, state and local income taxes resulting from the reimbursement under (A) and (B) shall be equal to the amount of the reimbursement under (A) and (B) before payment of such taxes; for purposes of determining the amount of the Gross-Up, Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation in effect in the calendar year in which the reimbursement is made. Amounts due under this subsection shall be paid as soon as administratively practicable, but in no event later than ninety (90) days after the date of the sale of Executive’s principal residence.

Notwithstanding the foregoing, in the event the Executive is reimbursed, entitled to reimbursement, or is paid any amounts by an entity or entities other than NBTB or Pennstar Bank or any affiliate or successor thereof (the “Third Party”), for any amounts for which Executive has received, or is entitled to receive, reimbursement under (A) or (B) above with respect to the sale of his principal residence or any Gross-Up under (C) above, the Executive agrees:

(1)
with regard to amounts already paid by NBTB or Pennstar Bank or any affiliate or successor thereof (hereinafter referred to collectively as the “Company”), the Executive shall notify the Company of all amounts received or due from the Third Party, and shall reimburse the Company in an amount equal to the amount so received or due from the Third Party up to the amount the Company paid to the Executive under (A), (B), and (C) above; and

(2)
with regard to amounts due but not yet paid by the Company to the Executive, the Executive shall notify the Company of any amounts received or due from the Third Party, and the Executive agrees that the Company shall reduce the amount due under (A), (B), and (C) above by the amount the Executive has been paid or is entitled to be paid by the Third Party up to the amount due the Executive from the Company.

(d)    Any provision of this section 2 to the contrary notwithstanding, in the event that the employment of Executive with NBTB is terminated in any situation described in section 3 of the change-in-control letter agreement dated July 23, 2001 between NBTB and Executive (the "Change-in-Control Agreement") so as to entitle Executive to a severance payment and other benefits described in section 3 of the Change-in-Control Agree-ment, then Executive shall be entitled to receive the following, and no more, under this section 2:

(i)    any salary payable pursuant to section 3(a)(i) hereof which shall have accrued as of the Termination Date;

(ii)    such rights as Executive shall have accrued as of the Termination Date under the terms of any plans or arrange-ments in which he participates pursuant to section 3(b) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to section 3(h) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to section 3(d) hereof; and

(iii)   the severance payment and other benefits provided in the Change-in-Control Agreement; and

(iv)   if, within eighteen (18) months following the Termination Date, Executive should sell his principal residence in the Scranton RMA and relocate to a place outside of the Scranton RMA, (A) reimbursement for any shortfall between the net proceeds on the sale of his principal residence and the purchase price plus improvements, including direct, necessary and reasonable transaction costs incurred in connection with such purchase, as determined by the finance division of NBT Bank, for such residence, and including direct, necessary and reasonable expenses, as determined by the finance division of NBT Bank, incurred to prepare the residence for sale, (B) reimbursement for direct, necessary and reasonable expenses, as determined by the finance division of NBT Bank, incurred in connection with the sale of such residence not already included as part of the reimbursement under (A) above, and (C) the Gross-Up, the intent being that the net amount retained by the Executive, after deduction of such federal, state and local income taxes resulting from the reimbursement under (A) and (B) shall be equal to the amount of the reimbursement under (A) and (B) before payment of such taxes; for purposes of determining the amount of the Gross-Up, Executive shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation in effect in the calendar year in which the reimbursement is made. Amounts due under this subsection shall be paid as soon as administratively practicable, but in no event later than ninety (90) days after the date of the sale of Executive’s principal residence.

Notwithstanding the foregoing, in the event the Executive is reimbursed, entitled to reimbursement, or is paid any amounts by a Third Party, for any amounts for which Executive has received, or is entitled to receive, reimbursement under (A) or (B) above with respect to the sale of his principal residence or any Gross-Up under (C) above, the Executive agrees:

(5)
with regard to amounts already paid by the Company, the Executive shall notify the Company of all amounts received or due from the Third Party, and shall reimburse the Company in an amount equal to the amount so received or due from the Third Party up to the amount the Company paid to the Executive under (A), (B), and (C) above; and

(6)
with regard to amounts due but not yet paid by the Company to the Executive, the Executive shall notify the Company of any amounts received or due from the Third Party, and the Executive agrees that the Company shall reduce the amount due under (A), (B), and (C) above by the amount the Executive has been paid or is entitled to be paid by the Third Party up to the amount due the Executive from the Company.

3.    Compensation. For the services to be performed by Executive for NBTB and its affiliates under this Agreement, Executive shall be compensated in the following manner:

(a)    Salary. During the Term of Employment:

(i)    NBTB shall pay Executive a salary, which, on an annual basis, shall be $275,000.00 commencing on August 1, 2005. Salary commencing on January 1, 2007 will be negotiated between Executive and the CEO of NBTB based on recommendations from the Compensation and Benefits Committee and in line with compensation for comparable positions in companies of similar size and structure, but in no case less than $275,000.00. Salary shall be payable in accordance with the normal payroll practices of NBTB with respect to executive personnel as presently in effect or as they may be modified by NBTB from time to time.

(ii)    Executive shall be eligible to be considered for performance bonuses commensurate with the Executive’s title and salary grade in accordance with the compensation policies of NBTB with respect to executive personnel as presently in effect or as they may be modified by NBTB from time to time.

(b)    Employee Benefit Plans or Arrangements. During the Term of Employ-ment, Executive shall be entitled to participate in all employee benefit plans of NBTB, as presently in effect or as they may be modified by NBTB from time to time, under such terms as may be applicable to officers of Executive's rank employed by NBTB or its affiliates, including, without limitation, plans providing retirement benefits, stock options, medical insurance, life insurance, disability insurance, and accidental death or dismember-ment insurance, provided that there be no duplication of such benefits as are provided under any other provision of this Agree-ment.

(c)    Stock Options and NBTB Performance Share Plan. Each January or February annually during the Term of Employ-ment, NBTB will cause Executive to be granted a non-statutory ("non-qualified") stock option (each an "Option") to purchase the number of shares of the common stock of NBTB, $0.01 par value (the “NBTB Common Stock”), pursuant to the NBT Bancorp Inc. 1993 Stock Option Plan, as amended, or any appropriate successor plan (the "Stock Option Plan"), computed by using a formula approved by NBTB that is commensurate with the Executive’s title and salary grade. The option exercise price per share of the shares subject to each Option shall be such Fair Market Value, and the terms, conditions of exercise, and vesting schedule of such Option shall be as set forth in section 8 of the Stock Option Plan. In addition, Executive shall be entitled to participate in ant NBTB Performance Share Plan (the “ Performance Share Plan”) as applicable to officers of Executive’s rank.

(d)    Vacation and Sick Leave. During the Term of Employment, Executive shall be entitled to paid annual vacation periods and sick leave in accordance with the policies of NBTB as in effect as of the Commencement Date or as may be modified by NBTB from time to time as may be applicable to officers of Executive's rank employed by NBTB or its affiliates, but in no event less than four weeks of paid vacation per year.

(e)    Automobile. During the Term of Employment, Executive shall be entitled to the use of an automobile owned by NBTB or an affiliate of NBTB, the make, model, and year of which automobile shall be appropriate to an officer of Executive's rank and which will be replaced every two years (or earlier if the accumulated mileage exceeds 50,000 miles). Executive shall be responsible for all expenses of ownership and use of any such automobile, subject to reimburse-ment of expenses for business use in accordance with section 3(h).

(f)    Country Club Dues. During the Term of Employment, Executive shall be reimbursed for dues and assessments incurred in relation to Executive's membership at a country club mutually agreed upon by the chief executive officer of NBT Bank and the Executive.

(g)    Withholding. All compensation to be paid to Executive hereunder shall be subject to required withholding and other taxes.

(h)    Expenses. During the Term of Employment, Executive shall be reim-bursed for reasonable travel and other expenses incurred or paid by Executive in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be requested, in accordance with such policies of NBTB as are in effect as of the Commencement Date and as may be modified by NBTB from time to time, under such terms as may be applicable to officers of Executive's rank employed by NBTB or its affiliates.

4.    Confidential Business Information; Non-Competition.

(a)    Executive acknowledges that certain business methods, creative techniques, and technical data of NBTB and its affiliates and the like are deemed by NBTB to be and are in fact confidential business informa-tion of NBTB or its affiliates or are en-trusted to third parties. Such confidential information includes but is not limited to procedures, methods, sales relation-ships developed while in the service of NBTB or its affiliates, knowledge of customers and their require-ments, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consul-tants, and other persons who render service or provide material to NBTB or Pennstar Bank or their affiliates, and composi-tions, ideas, plans, and methods belonging to or related to the affairs of NBTB or Pennstar Bank or their affiliates. In this regard, NBTB asserts proprietary rights in all of its business information and that of its affiliates except for such informa-tion as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive's fields shall be considered to be "clearly in the public domain" for the purposes of the preceding sentence. Executive agrees that he will not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation, or order of a court or government authority, or as directed by NBTB, nor shall he use to the detriment of NBTB or its affiliates or use in any business or on behalf of any business competitive with or substantially similar to any business of NBTB or Pennstar Bank or their affiliates, any confidential business information obtained during the course of his employment by NBTB. The foregoing shall not be construed as restricting Executive from disclosing such information to the employees of NBTB or Pennstar Bank or their affiliates. On or before the Termination Date, Executive shall promptly deliver to NBTB any and all tangible, confidential information in his possession.

(b)    Executive hereby agrees that from the Commencement Date until the first anniversary of the Termination Date, Executive will not (i) interfere with the relationship of NBTB or Pennstar Bank or their affiliates with any of their employees, suppliers, agents, or representatives (including without limitation, causing or helping another business to hire any employee of NBTB or Pennstar Bank or their affiliates), or (ii) directly or indirectly divert or attempt to divert from NBTB, Pennstar Bank or their affiliates any business in which any of them has been actively engaged during the Term of Employment, nor interfere with the relationship of NBTB, Pennstar Bank or their affiliates with any of their customers or prospective customers. This paragraph 4(b) shall not, in and of itself, prohibit Executive from engaging in the banking, trust, or financial services business in any capacity, including that of an owner or employee.

(c)    Executive acknowledges and agrees that irreparable injury will result to NBTB in the event of a breach of any of the provisions of this section 4 (the "Designated Provisions") and that NBTB will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy NBTB may have, NBTB shall be entitled to the entry of a preliminary and permanent injunction (includ-ing, without limitation, specific performance) by a court of competent jurisdiction in Chenango County, New York, or elsewhere, to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

(d)    It is the desire and intent of the parties that the provisions of this section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each juris-diction in which enforcement is sought. Accordingly, if any particular provision of this section 4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular juris-diction in which such adjudication is made. In addition, should any court determine that the provisions of this section 4 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to NBTB, to the fullest extent permitted by applicable law, the benefits intended by this section 4.

5.    Life Insurance. In light of the unusual abilities and experience of Executive, NBTB (or its affiliates) in its discretion may apply for and procure as owner and for its own benefit insurance on the life of Executive, in such amount and in such form as NBTB may choose. NBTB shall make all payments for such insurance and shall receive all benefits from it. Executive shall have no interest whatsoever in any such policy or policies but, at the request of NBTB, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which NBTB has applied for insurance.

6.    Representations and Warranties.

(a)    Executive represents and warrants to NBTB that his execution, delivery, and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

(b)    Executive shall indemnify, defend, and hold harmless NBTB for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which NBTB has incurred or to which NBTB may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any represen-tation or warranty of Executive in section 6(a) hereof to be true and correct when made.

7.    Notices.  All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to NBTB:

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

Attention:	Chief Executive Officer

With a required copy to:

NBT Bancorp Inc. Corporate Counsel

If to Executive:

Mr. David E. Raven
808 Parkview Road
Moscow, PA 18444

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

8.    Assignment. Neither party may assign this Agreement or any rights or obliga-tions hereunder without the consent of the other party.

9.    Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflict of law thereof. The parties hereby designate Chenango County, New York to be the proper jurisdic-tion and venue for any suit or action arising out of this Agree-ment. Each of the parties consents to personal jurisdic-tion in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the trans-actions contem-plated thereby by certified or regis-tered mail, return receipt requested, or to its registered agent for service of process in the State of New York. Each of the parties irrevocably and uncon-ditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

10.    Entire Agreement. This Agreement constitutes the entire understanding among NBTB and Executive relating to the subject matter hereof. Any previous agreements or under-stand-ings between the parties hereto or between Executive and Pennstar Bank or any of its affiliates regarding the subject matter hereof, including without limitation the terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the like, are merged into and superseded by this Agreement. Neither this Agreement nor any provisions hereof can be modified, changed, discharged, or terminated except by an instru-ment in writing signed by the party against whom any waiver, change, discharge, or termination is sought.

11.    Illegality; Severability.

(a)    Anything in this Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to Executive which would violate any federal or state statute or regulation, including without limitation the "golden parachute payment regulations" of the Federal Deposit Insurance Corporation codified to Part 359 of title 12, Code of Federal Regulations.

(b)    If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforce-able for any reason whatsoever:

(i)    the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement contain-ing any such provision held to be invalid, illegal, or unenforce-able) shall not in any way be affected or impaired thereby; and

(ii)    to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

12.    Arbitration. Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), if a dispute arises out of or related to this Agreement, or the breach thereof, such dispute shall be referred to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the "Arbitration Notice"). The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith to resolve the dispute by mediation in accordance with the Commercial Rules of Arbitration of AAA between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration. If the dispute is not settled by the date set for arbitration, then any controversy or claim arising out of this Agreement or the breach hereof shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. Any person serving as a mediator or arbitrator must have at least ten years' experi-ence in resolving commercial disputes through arbitration. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard by a panel of three arbitrators; otherwise all matters subject to arbitration shall be heard and resolved by a single arbitrator. The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in the Northern District of New York. In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that such discovery shall be concluded within ninety days after the date the matter is set for arbitration. In the event of any arbitration, the arbitrator or arbitrators shall have the power to award reasonable attorney's fees to the prevailing party. Any provision in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.

13.    Costs of Litigation. In the event litigation is commenced to enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorney's fees. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorney's fees.

14.    Affiliation. A company will be deemed to be "affiliated" with NBTB or Pennstar Bank according to the definition of "Affiliate" set forth in Rule 12b-2 of the General Rules and Regulations under the Securi-ties Exchange Act of 1934, as amended.

15.    Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.

NBT BANCORP INC.

By:	/S/ Daryl R. Forsythe
Daryl R. Forsythe
Chairman and
Chief Executive Officer

DAVID E. RAVEN

/S/ David E. Raven